HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                          Three months ended         Nine months ended
                                             September 30              September 30
                                        ----------------------    ----------------------
                                          2001         2000          2001         2000
                                        ----------------------    ----------------------
Weighted average number of shares
   outstanding (basic)                  1,498,053    1,495,941    1,496,438    1,495,941
Weighted average of potential dilutive
  shares attributable to stock options
  granted computed under the treasury
  stock method                             12,674       12,726       12,248       12,775
                                        ------------------------------------------------
Weighted average number of shares
  (diluted)                             1,510,727    1,508,667    1,508,686    1,508,716
                                        ================================================

Earnings Per Share:
   Net income (in thousands)            $   2,680   $    2,336    $   7,521   $    6,939
                                        ================================================

Earnings per common share:
  Basic                                 $    1.79   $    1.56     $   5.02    $    4.63
  Diluted                               $    1.77   $    1.55     $   4.98    $    4.60